Exhibit 10.1

Mr. Notary:

Please enter in your Registry of Public Deeds one recording the Option Agreement and the Lease Agreement entered into by and between BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU, with RUC Nº20473955939, registered in entry 1, file Nº 41289 of the Public Mining Registry, duly represented by it’s general manager Andrew T. Swarthout, identified with foreign identity card N114755, whose faculties are registered as entry 1, file 41289, domiciled at calle Monteflor Nº 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33, hereinafter referred to as “OPTIONEE”; on one side; and, on the other side FÉLIX FAUSTINO ELÍAS FARFÁN, identified with DNI Nº22074535, and his wife RAQUEL AMALIA VERA TORRES, identified with DNI Nº22075665, both domiciled at Laureano Martínez 134, San Miguel, Lima 32, hereinafter collectively referred to as the “TITLEHOLDER”; on the following terms and conditions:

RECITALS
WHEREAS:

1.	The Titleholder, as the unique and exclusive titleholder, has agreed to grant to the Optionee an exclusive and irrevocable option to acquire 100% of the mining concessions namely Pechereque, code 01-00822-01; Pechereque 10, code 01-00717-02 and Pechereque XII, code 01-00836-02, within a maximum thirty-six month term.

2.	Together with this exclusive and irrevocable option to acquire, the Titleholder has agreed lease the mining concessions Pechereque, code 01-00822-01; Pechereque 10, code 01-00717-02 and Pechereque XII, code 01-00836-02, within a maximum thirty-six month term to the Optionee, for exploration purposes and for the same term.

NOW AND THEREFORE, the Parties have agreed as follows:

1.	FIRST: DEFINITIONS

For the purposes hereof and of the preceding recitals, the following words and expressions shall have the following meanings:

1.1	“Exhibits”, means Exhibits “A”, “B” and “C” of the agreement hereof.

1.2	“Deposits”, means the sums of money that will be delivered to the Titleholder in virtue of the option agreement, pursuant to Article 1480 and followings of the Peruvian Civil Code, which shall be deducted in full and immediately from the Transfer Price if the Optionee exercises the Option.

1.3	“Mineral Rights”, means the following mining concessions:

a)	Pechereque, code 01-00822-01, with an extent of 200 hectares, located in the department of Ica, which title to mining concession was given to Felix Faustino Elías Farfán and approved by resolution RJ Nº 01412-2001-INACC/J, issued by the National Institute of Mining Concessions and Cadaster (Instituto Nacional de Concesiones y Catastro Minero) on December 5, 2001.

b)	Pechereque 10, code 01-00717-02, located in the department of Ica; and

c)	Pechereque XII, code 01-00836-02, located in the department of Ica.

1.4	“Agreement”, means this document that contains the Option to Acquire and the Mining Lease Agreements, its Exhibits, as well as any amendments, clarifications or additions thereto that the Parties may agree from time to time.

1.5	“Lease Agreement”, means the mining lease agreement relating to the Mineral Rights, and any amendments, clarifications, or additions thereto that the Parties may agree from time to time pursuant to Article 166 of the General Mining Act.

1.6	“Option Agreement”, means the option to acquire the Mineral Rights, and any amendments, clarifications, or additions thereto that the Parties may agree from time to time pursuant to Article 165 of the General Mining Act.

1.7	“Transfer Agreement”, means the contract to be drafted in the form of Exhibit C hereto, to formalize the transfer of the Mineral Rights from the Titleholder to the Optionee, subject to exercise of the Option, whereby the Optionee becomes the sole and exclusive titleholder of 100% of the Mineral Rights.

1.8	“Dollars” or “US$”, means the currency of legal tender in the United States of America.

1.9	“Force Majeure”, has the meaning set out in sub-section 6.3

1.10	“Confidential Information”, has the meaning set out in sub-section 6.7

1.11	“Land Act” means the Law regulating Private Investment in the Development of Economic Activities in Lands of the National Territory and Peasant and Native Communities, Law No. 26505, enacted July 18, 1995, and its regulations, amendments, additions, substitutions, and related laws.

1.12	“General Mining Act” means the Consolidated General Mining Act, approved by Supreme Decree 014-92-EM dated June 2, 1992, and any regulations, amendments, additions, substitutions, and related laws.

1.13	“Notice” means any notice, request, order, demand, offer, requirement, or other communication authorized or required to be made under the Option Agreement or the Lease Agreement, as set out in sub-section 6.5.

1.14	“Option” means the exclusive, irrevocable and indivisible option granted to the Optionee according to the terms of the Option Agreement, whereby the Optionee is entitled to acquire, at its own discretion, 100% of one, some or all the mining concessions that comprise the Mineral Rights.

1.15	“Optionee” means Bear Creek Mining Company, Sucursal del Perú, or its successor.

1.16	“Party” or “Parties” means the Titleholder and the Optionee, and any other person who may acquire any rights under the Option Agreement and/or the Lease Agreement.

1.17	“Lease Term”, means the term of the Lease Agreement, during which the Optionee is entitled to carry out exploration activities in accordance with sub-section 5.3, including any extension in accordance with sub-sections 4.2 and 6.3

1.18	“Option Term” means the term of the Option, during which the Optionee may exercise the Option in accordance with section 3.3, including any extension of this term in accordance with sub-sections 4.2 and 6.3.

1.19	“Transfer Price” has the meaning set out in sub-section 3.2.

1.20	“Environmental Regulations” mean the Environmental Regulations for Mining Exploration Activities approved by Supreme Decree No. 038-98-EM and published in the official gazette El Peruano on November 30, 1998, and its extensions, amendments, and related regulations.

1.21	“Titleholder” means Felix Faustino Elías Farfán and Raquel Amalia Vera Torres.

SECOND: REPRESENTATIONS AND WARRANTIES

2.1	The Titleholder hereby represents and warrants that:

a)	On the date of this Agreement, the Titleholder holds the mineral rights namely Pechereque, Pechereque 10 and Pechereque XII; that the Mineral Rights are free from encumbrances, liens, and there is no legal or extra-judicial process or agreement publicly recorded or not that affects or limits the free transferability of the Mining Rights, nor the free transferability of the rights conferred to their titleholder or applicant, or the execution of the Option Agreement or the Lease Agreement; that the License Fees (“Derecho de Vigencia”) for the years 2001 and 2002, have been duly paid, having the Titleholder complied with all the formal obligations applicable to the Mineral Rights under the General Mining Act and other applicable laws;

b)	In the ordinary course of its business relating to the Mineral Rights, the Titleholder has complied with all the necessary legal formalities, and regarding to the Pechereque mining concession, during the performance of exploration and/or exploitation activities the Titleholder has complied with all the necessary legal formalities without infringing any law, regulation or norm relating to the exercise of mining activities as concession holder, nor any environmental regulation; and that there are no adverse environmental conditions that affect or may affect the Mineral Rights as a result of its past or present activities;

c)	If title to the Mineral Rights were defective, deficient, or contained limitations restricting the free transfer of the Mineral Rights, the Optionee shall have the right to institute and pursue, at the cost and account of the Titleholder, every legal process that may be necessary to cure such defects or deficiencies, without incurring any liability, having the Optionee the right to deduct from the deposits, any expenses effectively incurred to defend the title. In any event, the delivery of Deposits under sub-section 3.4 shall be suspended until the defect or deficiency is finally settled.

d)	During the Option Term, the Titleholder shall not, by action or inaction, permit or cause any rights of creditors, legal or extra-judicial actions, liens, charges, or other real or personal rights to be established or maintained over the Mineral Rights, or any part or appurtenance thereof, that may affect the Mineral Rights and/or this Agreement; nor put at risk the validity, existence, or title to the Mineral Rights.

e)	The Titleholder will defend and hold the Optionee harmless and free from any responsibility, obligation, lost, costs, expenses, damages and demands, including without limitation damages to third persons, or to property, reclamation costs of damages caused to the environment and third parties, that may result from the activities carried out in the Mineral Rights and/or in relation to them, prior to the execution of this Agreement; and

f)	At the time of signing this Agreement and/or executing its obligations under the Agreement, the Titleholder does not violate, infringe and/or breaches any other agreement, contract or obligation with third persons or the Peruvian State.

2.2	The Optionee hereby represents and warrants that:

a)	It is a branch of Bear Creek Mining Company, established in Peru in accordance with the applicable Peruvian laws; and

b)	It has sufficient authorization given by its principal Bear Creek Mining Company, to execute this Agreement.

THIRD: OPTION AGREEMENT

3.1	Option Agreement

Pursuant to Article 165 of the General Mining Act, the Titleholder grants the Optionee an exclusive and irrevocable option to acquire one hundred percent (100%) of one, some or all of the Mineral Rights (the “Option”), during the term provided under sub-section 3.3. The option to acquire the Mineral Rights includes all of the Mineral Rights' parts and appurtenances as well as everything that de facto or de lure pertains thereto, whether within or outside their external boundaries, without demanding any payment other than the agreed herein on these or other accounts.

3.2	Transfer Price

The consideration for the transfer of the Mineral Rights is US$250,000.00 (two hundred and fifty thousand Dollars) (the “Transfer Price”). All amounts previously delivered as Deposits pursuant to sub-section 3.4 shall be deducted from the Transfer Price, as well as the balance of the Transfer Price.

3.3	Option Term

3.3.1	The term of the Option is thirty-six (36) months from the date on which the formal deed that may arise from this minute is signed by both Parties (the “Option Term”).

3.3.2	The Option Term is mandatory for the Titleholder and voluntary for the Optionee. The Optionee may therefore terminate the Option at any time by giving Notice of termination to the Titleholder via a public notary.

3.4	Deposits (“Arras de Retractación”)

3.4.1	The Optionee undertakes to give as Deposits to the Titleholder the following amounts:

a) US $30,000	On the sixth month counted as of the date the Parties sign the public deed that will arise from this private document.

b) US $45,000	On the day following the first anniversary counted as of the date of signing of the public deed that will arise from this private document.

c) US $75,000	On the day following the second anniversary counted as of the date of signing the public deed that will arise from this private document.

If the Optionee does exercise the Option, the Deposits delivered to the Titleholder under this sub-section 3.4.1, shall be deducted in full and immediately from the Transfer Price.

3.4.2	Waiver of the right of withdrawal

The Titleholder hereby waives its right to withdraw its offer pursuant to Article 1482 of the Peruvian Civil Code.

3.4.3	Requirements for Making the Deposits

The Deposits referred to in sub-sections 3.4.1 (a), 3.4.1 (b) and 3.4.1 (c) shall be made if accrued during the Option Agreement, and provided the Agreement is in force.

3.4.4	Consequences of the Failure to Exercise the Option

Failure by the Optionee to exercise the Option shall cause the Optionee to lose the Deposits in favor of the Titleholder. The Deposits include the VAT and the Municipal Promotion Tax, as well as any other value added tax or sales tax that may replace them.

3.4.5	Indivisibility of the Deposits

The Optionee and the Titleholder hereby declare that the Deposits referred to in sub-section 3.4.1 will only accrue on the specified dates, and are indivisible. No claim for delivery of the Deposits or portions thereof based on the number of days, weeks or months elapsed shall be therefore admitted.

Failure by the Optionee to deliver the Deposits under sub-section 3.4.1 will entitle the Titleholder to deliver a Notice to the Optionee by a public notary, detailing the Optionee´s default. The Optionee may cure the default within thirty (30) calendar days following receipt of the Notice. If the Optionee does not cure the default, the Titleholder may terminate the Option Agreement, except for sub-section 6.3.

3.5	Exercise of the Option

3.5.1	The Optionee shall exercise the Option at any time during the Option Term by giving Notice of its decision to exercise the Option to the Titleholder, via public notary.

3.5.2	Upon the exercise of the Option, the Mineral Rights shall be automatically transferred to the Optionee. The Parties therefore agree that the Option Notice delivered by the Optionee will effect the transfer of the Mineral Rights and will constitute sufficient title to publicly register the transfer of the Mineral Rights on behalf of the Optionee.

3.5.3	Without prejudice of sub-section 3.5.2, the Titleholder unconditionally and irrevocably undertakes to issue and deliver all public and private documents that may be required to formalize the transfer of the Mineral Rights in favor of the Optionee, within a maximum of twenty (20) calendar days following receipt of the Notice thereof. Any delay by the Titleholder in signing the documents that the Optionee may require upon the exercise of the Option, shall automatically extend the Lease Term referred to in sub-section 5.3, until such time as the Titleholder signs the documents in question.

3.6	Payment of the Transfer Price

The balance of the Transfer Price shall be equal to the difference between the Transfer Price and the aggregate Deposits delivered to the Titleholder by the Optionee. This amount shall be paid to the Titleholder at the time the public deed containing the Transfer Agreement is signed by the Parties.

3.7	Work Expenditures

3.7.1	The Optionee is committed to make work expenditures in relation to the Mineral Rights, being entitled to make any expenditures in exploration directly or through its agents and contractors, as may be decided by the Optionee as follows:

(a) US$60,000	During the first year counted as of the date of signing the contract on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

(b) US$100,000	During the second year counted as of the date the Parties sign the public deed that contains this Agreement, provided that the Optionee has executed the contracts on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

(c) US$150,000	During the third year counted as of the date the Parties sign the public deed that contains this Agreement, provided that the Optionee has executed the contracts on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

The Work Expenditures shall be incurred at the Optionee’s discretion and cost pursuant to this sub-section 3.7 and the Exhibit “A”. The Optionee has the right to accelerate completion at its own discretion.

3.7.2	Statements

(a)	Within ninety (90) days following the expiry of each anniversary referred to in sub-section 3.7.1, the Optionee shall provide the Titleholder a statement of the Work Expenditures incurred. The Titleholder, prior agreement with the Optionee, may carry out an accounting audit regarding the documentation in support of the Work Expenditures made, at its own cost. The Titleholder shall deliver a Notice to the Optionee containing the detailed results of the accounting audit. Any difference between the Work Expenditures in the statements provided by the Optionee, and the amount determined as a result of the accounting audit, unless not objected by the Optionee within a twenty five (25) day term, shall be considered as Work Expenditure for the following year.

(b)	Any and all investment incurred by the Optionee in addition to the annual Work Expenditure for a given year shall be deemed as an investment on account for the following year.

(c)	If by any reason, the Optionee does not carry out the annual Work Expenditure for a given year, the balance between the Work Expenditures determined pursuant to sub-section 3.7.1 and the total amount of the Work Expenditure carried out during such period, shall be deemed a Work Expenditure of the following year.

(d)	The term to make the Work Expenditures may be extended according to sub-sections 4.2. and 6.3 of this Agreement.

3.7.3	The Work Expenditures shall be carried out by the Optionee at its own cost, responsibility and discretion, pursuant to Exhibit “A” of this Agreement.

3.8	Termination of the Option

3.8.1	The Optionee may terminate the Option at any time during the Option Term by giving a termination Notice to the Titleholder via public notary, as provided under sub-section 3.3.2. Upon termination of the Option Agreement, the delivery of Deposits pursuant to sub-section 3.4 and any other right or obligation under this Agreement shall cease.

3.8.2	Upon delivery of the termination Notice, or failure to exercise the Option within the Option Term, the Titleholder shall issue and deliver a receipt for the aggregate amount of Deposits received from the Optionee. The receipt shall be issued within twenty (20) days following delivery of the termination Notice or on the date of signing of the public deed that formalizes the termination of the Option, whichever occurs first.

FOURTH: CONTRACTS FOR ACCESS TO SURFACE LANDS

4.1	Pursuant to article 7 of the Land Act, the Optionee will enter into agreements with owners of surface lands located within or outside the external boundaries of the Mineral Rights that may be deemed necessary to obtain access to the Mineral Rights for performance of the exploration works.

4.2	Any delay or impediment for entering into these agreements is a cause of Force Majeure to be communicated to the Titleholder as soon as reasonably possible. This will allow the Optionee to suspend the Option Term and the Lease Term referred to in sub-sections 3.3 and 5.34 of this Agreement, respectively. The Titleholder agrees to provide its full support to the Optionee insofar for this purpose.

FIFTH: LEASE AGREEMENT

5.1	Lease of the Mineral Rights

5.1.1	The Titleholder hereby exclusively leases the Mineral Rights to the Optionee, for exploration purposes, in accordance with Article 166 of the General Mining Act, for the term provided in sub-section 5.3.

5.1.2	By the lease, the Optionee is assigned with all of the Titleholder’s rights as concession holder of the Mineral Rights, being the Optionee entitled to determine, at its own discretion, the programmes and budgets.

5.2	Consideration for the Lease

The consideration for the lease of the Mineral Rights is US$4,500.00 (four thousand five hundred Dollars), including VAT. The Optionee will pay the consideration for the lease at the time of signing this Agreement, with no more proof that the Titleholder ´s signature in this document.

5.3	Lease Term

5.3.1	Lease Term for Pechereque mineral right

The term of the mining lease of the Pechereque mineral right is thirty-six (36) months counted as of the date on which the public deed that contains this Agreement (“Lease Term”) is signed by both Parties.

5.3.2	Lease Term for Pechereque 10 and Pechereque XII mineral rights The term of the mining lease of the Pechereque 10 and Pechereque XII mineral rights is thirty-six (36) months counted as of the date on which the condition precedent referred to under sub-section 5.6 is verified (“Lease Term”).

5.3.3	The Lease Term is mandatory for the Titleholder and voluntary for the Optionee. The Optionee may therefore terminate the Lease Agreement at any time by giving Notice of its decision to the Titleholder via public notary.

5.4	Rights and Obligations of the Optionee under the Lease Agreement

5.4.1	Exploration Works

The Optionee is entitled to:

(a)	Start and carry out exploration works at any time in accordance with the programs and budgets to be determined by the Optionee, and apply for the necessary permits and approvals before the competent authorities.

(b)	Apply for or acquire mineral rights in areas adjacent to the Mineral Rights, which, if applied for or acquired, shall not be part of this Agreement.

(c)	Obtain from the Mineral Rights the quantities of ores or other materials that may be deemed appropriate for the evaluation of the Mineral Rights or for the completion of a feasibility study, being authorized to dispose of them freely, at its own discretion. As regards to the portions of cores and/or samples obtained from drilling operations, the Optionee is authorized to freely dispose of up to fifty percent (50%) thereof, keeping control thereof in accordance with the provisions of the General Mining Act.

5.4.2	Environmental Obligations

The Optionee hereby agrees to comply with the Environmental Regulations in the course of its exploration activities.

5.4.3	Licence Fees

(a)	The Titleholder is responsible for payment of the Licence Fees for the Mineral Rights for the years 2001 and 2002, as the case may be.

(b)	The Optionee will pay the Licence Fees for the Mineral Rights pursuant to article 59 of the Mining General Act, while the Lease Agreement remains in force.

5.4.4	Delivery of Documentation

The Optionee shall deliver copies of receipt of payment of the Licence Fees and of the annual consolidated statement to the Optionee. These documents shall be made available to the Titleholder within thirty (30) days following delivery to the National Institute of Mining Concessions and Cadaster or the Ministry of Energy and Mines, as the case may be.

5.5	Termination of the Lease

5.5.1	The Optionee may terminate the Lease Agreement at any time during the Lease Term by giving Notice of its decision to the Titleholder via public notary, pursuant to sub-section 5.3.3. As of delivery of the termination Notice referred to under this sub-section 5.5.1, any and all the rights and obligations of the Parties shall cease immediately, except for those contained under sub-section 5.5.2.

5.5.2	Upon termination of the Lease Agreement, the Optionee will remove all facilities, tubing and piping, improvements, machinery, equipment, tools, supplies, constructions, and other assets installed or placed in the Mineral Rights, within six (6) months following receipt of the termination Notice.

5.5.3	The termination of the Option pursuant to sub-section 3.3.2, shall cause the immediate termination of the Lease Agreement referred to under this section 5.

5.6	Condition

5.6.1	It is a condition precedent to the Lease Agreement of the Pechereque 10 mineral right, the approval of the title to mining concession granted by the National Institute of Mining Concessions and Cadaster.

5.6.2	It is a condition precedent to the Lease Agreement of the Pechereque XII mineral right, the approval of the title to mining concession granted by the National Institute of Mining Concessions and Cadaster.

5.6.3	By virtue of the resolution approving title to each of the mining concessions, and once such resolutions are deemed final and is recorded with the Public Registry, the Optionee is hereby authorized to sign all the public and private documentation that may be required, and to carry out all the recording proceedings before the Public Registry, to give publicity to compliance with the condition imposed on the Pechereque 10 and Pechereque XII mineral rights’ Lease, pursuant to Exhibit “B”, without requiring the Titleholder’s intervention.

SIXTH: COMMON PROVISIONS APPLICABLE TO THE OPTION AGREEMENT AND LEASE AGREEMENT

6.1	Applicable Law

The Parties hereby agree to be bound by the terms and conditions of this Agreement and, if needed, by the provisions of the General Mining Act and the Civil Code.

6.2	Arbitration

6.2.1	Any dispute, controversy or claim arising out of or relating to the execution of the public and private documents relating to the exercise of the Option and the subsequent formalization of the transfer of the Mineral Rights shall be settled by the judges and courts of the Judicial District of Lima, to which jurisdiction the Parties hereby submit to.

6.2.2	Any dispute, controversy or claim arising out of or relating to the Option Agreement and/or the Lease Agreement, the execution, object, subscription, validity, interpretation, breach or termination thereof, except as provided in sub-section 6.2.1, shall be settled by arbitration of law in accordance with the applicable law. The ruling shall be final and binding. All Notices relating to the arbitration process, including the Notice of arbitration and the response thereto, may be served as provided under sub-section 6.5 of this Agreement.

6.2.3	There shall be one arbitrator appointed by the Parties within thirty (30) calendar days after receipt of a Notice of arbitration. If the Parties fail to agree on a single arbitrator within that term, there shall be three arbitrators. Each Party will appoint one arbitrator and the two arbitrators so appointed will elect the third arbitrator, who will preside the arbitration tribunal.

6.2.4	If within thirty (30) calendar days after receipt of a Party’s Notice of appointment of an arbitrator, the other Party has not notified the first Party of its appointment of an arbitrator, or if within thirty (30) calendar days of the appointment of the second arbitrator the Parties have not reached an agreement on the third arbitrator, the third arbitrator will be chosen by the National Institute of Mining Petroleum and Energy Law (Instituto Nacional de Derecho de Minería, Petróleo y Energía). This decision shall be final and binding.

6.2.5	As regards to any intervention of the judiciary that may be required or specified in the applicable law, the Parties hereby submit to the jurisdiction of the Judges and Courts of the Judicial District of Lima — Cercado.

6.3	Force Majeure

6.3.1	All the obligations under the Option Agreement and/or the Lease Agreement may be suspended, and the terms thereof shall be extended, during any event of force majeure or Act of God (indistinctly, “Force Majeure”) duly communicated to the other Party by the affected Party. The Notice of force majeure shall contain reasonably full particulars of the event of force majeure, the reasons thereof, and estimated period of suspension. The affected Party shall resume its obligations as soon as reasonably possible.

6.3.2	“Force Majeure” means any extraordinary, unforeseeable and irresistible event which, even if foreseeable, is beyond the reasonable control by the affected Party and that prevents, impedes, or delays fulfillment by the affected Party of its obligations hereunder, including, but not limited to, regional or national strikes, acts of God, orders, mandates, instructions or resolutions of government or governmental agencies restricting or affecting the performance of the proposed work in the Mineral Rights, judicial, administrative or arbitral decisions or resolutions of any rank or hierarchy;, inability to obtain on reasonably acceptable terms any private or public exploration right, licenses, permits or concessions; failure to obtain in reasonable terms any rights of access pursuant to section 4, suspension or curtailment of the exploration works due inability to exercise the access rights pursuant to section 4, in reasonable terms for the Optionee; suspension or curtailment of the activities to remedy or avoid an actual or alleged, present or future, violation of the environmental laws; delay in obtaining approval for the exploration project or the environmental permit referred to under the Environmental Regulations; acts of war, whether declared or undeclared, terrorism, riots, commotion or civil war, disorders, seditions, insurrection or rebellion, fires, explosions, earthquakes, natural disasters, storms, floods, droughts, adverse climatological conditions other than those considered normal.

6.3.3	Except as provided for below, any Party shall have the right to terminate this Agreement if the period of Force Majeure extends for more than a year. The Party who decides to terminate the Option Agreement and the Lease Agreement given that the term of Force Majeure continues for more than one year, shall notify its decision to the other Party. If the Titleholder is the Party who decides to terminate the Agreement (provided it does not contribute to the cause of the Force Majeure), the Optionee shall have the right to exercise the Option within thirty (30) days following receipt of Notice, pursuant to sub-section 3.6.

6.4	Assignment — Authorizations

Pursuant to articles 1435 of the Civil Code and 166 of the General Mining Act, the Optionee is hereby expressly authorized to assign its interest in the Option Agreement and/or the Lease Agreement, in whole or in part, and on the same terms and conditions hereof. In such case, the successor will be subject to the same terms and conditions hereof.

6.5	Notices

All notices, offers, summons, petitions, and communications in general (“Notice”) between the Parties in connection with the Option Agreement or the Lease Agreement shall be in writing, delivered to the addresses specified below, and considered effective on the date of reception, receipt acknowledged, or on the date of delivery via notary. If not received on a business day, the notice shall be considered received the following business day. Any change of address, telephone, or facsimile shall be communicated to the other Party via notary or with acknowledgement of receipt five days prior thereto, otherwise any Notice addressed to the former address shall be deemed delivered.

a)	OPTIONEE:	BEAR CREEK MINING COMPANY SUCURSAL DEL PERÚ
		Address:	Calle Monteflor No. 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33 — Perú
		Telephone: Facsimile:	(51 1) 372 5765 (51 1) 372 8070
b)	TITLEHOLDER:	FELIX FAUSTINO ELÍAS FARFÁN RAQUEL AMALIA VERA TORRES
		Address:	Laureano Martinez 134 San Miguel, Lima 32.

6.6	Taxes

Each Party will be responsible for the applicable tax obligations.

6.7	Confidentiality

6.7.1	All the facts, reports, registers and other information of any kind developed or acquired by the Titleholder as a result of the performance of this Agreement shall be kept by the Titleholder as strictly confidential (“Confidential Information”), and such Confidential Information shall not be revealed or divulged in other way to third Parties if there is no prior written consent from the Optionee.

6.7.2	In the event that the Titleholder is required to disclose Confidential Information to any competent governmental entity and/or its dependencies, to the extent required by law or in response to a legitimate request for such Confidential Information, the Titleholder must immediately send Notice to the Optionee of the requirement and its terms before the divulgation. The Optionee shall have the right to object, to the agency concerned, to such disclosure and to seek confidential treatment of any Confidential Information to be disclosed.

6.8	Expenditures

The Optionee shall bear all notarial and registration fees required to formalize this Agreement into a public deed and to have it recorded with the Public Registry.

Mr. Notary: Please add the legal formalities hereto and file notice to the Public Mining Register for registration of this document. Signed in three identical counterparts in Lima, on the 3rd day of June, 2002.

BEAR CREEK MINING COMPANY, SUCURSAL DEL PERU
By: “Andrew Swarthout”

Position: General Manager

FELIX FAUSTINO ELIAS FARFÁN
“Felix Faustino Elias Farfán”

RAQUEL AMALIA VERA TORRES
“Raquel Amalia Vera Torres”

EXHIBIT “A”
Expenditures

Expenditures in Exploration include:

1.	Payroll costs comprising salaries, wages and all other benefits paid to or on account of employees plus associated on-costs covering payroll taxes, long service leave, superannuation, provident fund, annual leave, sick leave, workers compensation, public holidays.

2.	Overheads comprising all other costs of a general nature not otherwise in this annex and/or all costs as defined herein but of a nature that they cannot be specifically allocated directly to the operations to a maximum of 10% of all other project Expenditure.

3.	The cost of food, messing and accommodation for or in connection with field and camp operations including camp establishment, additions and improvements.

4.	Costs and expenses including sums paid or to be paid to or on account of contractors and advisors, for or in connection with:

•	sampling;

•	trenching;

•	field surveying;

•	geophysics;

•	geochemistry;

•	aerial mapping and photography;

•	chartered aircraft (including helicopters);

•	drilling – diamond, percussion and auger;

•	laboratory assaying;

•	laboratory geochemical (samples);

•	metallurgical testing;

•	field mapping and investigations;

•	Costs in engineering studies; and

•	Costs related with the preparation of the feasibility study.

5.	The net cost of establishing and maintaining such temporary field officers and on-site construction offices as may be required for or in connection with operations, including office supplies, telephone, telex and telegraph charges and other office operating costs, and construction, maintenance and operation of store houses, machine shops and other facilities.

6.	The cost of all expendable materials and stores, light, power, water, tools and the like.

7.	The costs (including acquisition costs and rental, operating costs and costs of repairs and maintenance) of vehicles and machinery purchased, hired or otherwise procured for or in connection with operations.

8.	The cost of freight for or in connection with operations.

9.	Travelling expenses of employees and contract personnel when travelling in connection with operations. When these travelling expenses also relate to other activities carried out, the expenses will with respect to journeys common to both operations and other activities be apportioned in proportion to the time spent on operations and other activities.

10.	The costs and expenses of transportation, in the country or abroad, of personnel and effects to and from points of residence and the site.

11.	Handling charges in relation to equipment, supplies, plant and machinery, including loading and unloading costs and expenses.

12.	Excise, customs and other taxes, duties, levies, royalties (if any), imposts, deductions and other charges of whatsoever nature (including agency fees) payable on or in respect of production or goods purchased for or in connection with operations and all royalties and other taxes, duties, levies, imposts, and deductions (with the sole exception of income taxes payable by the parties) payable to any government or governmental authority in respect of production or operations.

13.	First aid and safety costs and expenses incurred for or in connection with operations.

14.	All insurance coverage reasonably obtained or maintained in relation to operations.

15.	Legal, audit and consulting fees expended solely and exclusively for or in connection with operations.

16.	When used in relation to the operations, depreciation at usual rates on:

•	building;

•	vehicles;

•	camp accommodation and equipment;

•	furniture and fittings;

•	drilling equipment;

•	geophysical equipment;

•	laboratory equipment;

•	sundry equipment; and

•	other fixtures and chattels.

17.	All costs and expenses associated with the acquisition and maintenance of title to the Mineral Rights area including but not limited to rents, rates, survey fees and labor exemption fees.

18.	Any charge, fee, payment or other consideration payable in respect of any consent, approval or authority required for the purposes of this agreement and payments, if any, of compensation.

19.	Save and except to the extent, if any, that the same are recovered under any insurance carried by the Optionee all costs and expenses reasonably incurred in or in relation to the replacement or repair of damages or losses incurred by fire, flood, storm, theft, accident or any other cause.

20.	Any other costs incurred or payments made in negotiation pursuant in connection with surface rights located inside or outside the boundaries of the Mineral Rights, pursuant to section 4 of this Agreement, or any payments made to the surface owners or possessors under such agreements.

EXHIBIT “B”
COMPLIANCE WITH THE CONDITION PRECEDENT

Mr. Notary:

Please enter in your Registry of Public Deeds one recording the Statement of Completion of Condition, hereinafter referred to as the “Affidavit” issued and delivered by BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU, registered in entry 1, file Nº 41289 of the Public Mining Registry, duly represented by it’s general manager Andrew T. Swarthout, identified with foreign identity card N114755, whose faculties are registered as entry 1, file 41289, domiciled at calle Monteflor Nº 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33, hereinafter referred to as “OPTIONEE”; on the following terms and conditions:

1.	BACKGROUND

1.1	On March 3, 2002, Felix Faustino Elias Farfan and Raquel Amalia Vera Torres, hereinafter collectively referred to as the “Titleholder” and the Optionee entered into an Option and Lease Agreement with regard to the mineral rights namely Pechereque, code 01-00822-01, Pechereque 10, code 01-00717-02 and Pechereque XII, code 01-00836-02.

1.2	Pursuant to sub-section 5.6 of the Option and Lease Agreement referred to in sub-section 1.1, the mining lease of Pechereque 10 and Pechereque XII mineral rights was signed subject to a condition precedent regarding the final approval of each title to mining concession to be granted by the National Institute of Mining Concessions and Cadaster (“Instituto Nacional de Concesiones y Catastro Minero”)

1.3	On xxx, the National Institute of Mining Concessions and Cadaster, issued the resolution RJ Nºxxx, granting the Titleholder title to mining concession to xxx, code xxx.

1.4	On xxx and pursuant to Article 124 of the Single Revised Text of the General Mining Act, approved by Supreme
Decree 014-92-EM, the National Institute of Mining Concessions and Cadaster published in the official gazette “El Peruano” the list of the mining concessions which title had been approved during the month of xxx of the year xxx, including resolution RJ Nºxxx.

1.5	On xxx, the competent agency of the National Institute of Mining Concessions and Cadaster confirmed that the resolution RJ Nºxxx, was final (and had not been challenged by third parties).

2.	PURPOSE OF THE AGREEMENT

Pursuant to sub-section 5.6 of the Option and Lease Agreement executed on June 3, 2002, the Optionee issues and delivers this document to give publicity to the compliance of the condition precedent and to give full effect to the lease agreement of the xxxx mining concession.

3.	Expenditures

The Optionee shall bear the cost of all the notarial and registration fees required to formalize this agreement into a public deed and to have it registered with the Public Registry.

Mr. Notary: Please add the legal introduction and conclusion, inserting the resolution of the approval of the title to mining concession xxx, given by the National Institute of Mining Concessions and Cadaster for its recording.

Lima, xxx

BEAR CREEK MINING COMPANY, SUCURSAL DEL PERÚ

By: _______________________________________
Position: General Manager

EXHIBIT “C”
TRANSFER OF THE MINERAL RIGHTS

Mr. Notary:

Please enter in your Registry of Public Deeds one recording the Option Agreement and the Lease Agreement entered into by and between BEAR CREEK MINING COMPANY — SUCURSAL DEL PERU, with RUC Nº20473955939, registered in entry 1, file Nº 41289 of the Public Mining Registry, duly represented by it’s general manager Andrew T. Swarthout, identified with foreign identity card N114755, whose faculties are registered as entry 1, file 41289, domiciled at calle Monteflor Nº 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33, hereinafter referred to as “OPTIONEE”; on one side; and, on the other side FÉLIX FAUSTINO ELÍAS FARFÁN, identified with DNI Nº22074535, and his wife RAQUEL AMALIA VERA TORRES, identified with DNI Nº22075665, both domiciled at Laureano Martínez 134, San Miguel, Lima 32, hereinafter collectively referred to as the “TITLEHOLDER”; on the following terms and conditions:

FIRST: DEFINITIONS

For the purposes hereof and of the preceding recitals, the following words and expressions shall have the following meanings:

1.1	“Mineral Rights”, means the following mining concessions:

a)	Pechereque, code 01-00822-01, with an extent of 200 hectares, located in the department of Ica, which title to mining concession was given to Felix Faustino Elías Farfán and approved by resolution RJ Nº 01412-2001-INACC/J, issued by the National Institute of Mining Concessions and Cadaster (Instituto Nacional de Concesiones y Catastro Minero) on December 5, 2001.

b)	Pechereque 10, code 01-00717-02, located in the department of Ica; and

c)	Pechereque XII, code 01-00836-02, located in the department of Ica.

1.2	“Agreement”, means this Mineral Rights’ Transfer Agreement.

1.3	“Option and Lease Agreement”, means the Option to Acquire and Lease Agreements, entered into by and between Bear Creek Mining Company — Sucursal del Perú and Felix Faustino Elías Farfán and Raquel Amalia Vera Torres, dated June 3, 2002, its exhibits, amendments, clarifications or periodical additions that may have agreed from time to time.

1.4	“Dollars” or “US$”, means the currency of legal tender in the United States of America.

1.5	“General Mining Act”, means the Consolidated General Mining Act, approved by Supreme Decree 014-92-EM dated June 2, 1992, and any regulations, amendments, additions, substitutions and related laws.

1.6	“Notice”, means any notice, request, order, demand, offer, requirement, or other communication authorized or required to be made under this Agreement, as set out in sub-section 6.2.

1.7	“Optionee” means Bear Creek Mining Company, Sucursal del Perú, or its successor.

1.8	“Party” or “Parties” means the Titleholder and the Optionee, and any other person who may acquire any rights under this Agreement.

1.9	“Transfer Price” has the meaning set out in sub-section 4.1.

1.10	“Titleholder” means Felix Faustino Elias Farfan and Raquel Amalia Vera Torres.

SECOND: BACKGROUND

2.1	The Titleholder is the sole and exclusive concession holder of the Mineral Rights.

2.2	On June 3, 2002, the Optionee and the Titleholder entered into the Option and Lease Agreement, whereby the Titleholder granted the Optionee the right to acquire, at its own discretion, one hundred percent (100%) of one, some or all the mining concessions that comprise the Mineral Rights, during a thirty six (36) month term. The Parties agreed that the consideration for the transfer of the Mineral Rights was two hundred and fifty thousand Dollars (US$250,000.00). Simultaneously to the option to acquire, the Titleholder leased the Mineral Rights for exploration purposes and for a thirty-six month term, in favor of the Optionee.

2.3	The Optionee has exercised its option to acquire the Mineral Rights. Pursuant to sub-section 3.5 of the Option and Lease Agreement, the Optionee delivered the Notice of exercise of the option via public notary, which acknowledgment of receipt will be inserted in the public deed that will arise from this document.

THIRD: PURPOSE OF THE AGREEMENT

Pursuant to Articles 164 and 165 of the General Mining Act, the Parties hereby acknowledge the transfer of the Mineral Rights in favor of the Optionee, including all its parts and appurtenances as well as everything that de facto or de lure pertains thereto, whether within or outside the external boundaries of the Mineral Rights, without demanding any payment other than the agreed herein on these or other accounts.

FOURTH: TRANSFER PRICE

4.1	Pursuant to section 3.2 of the Option and Lease Agreement, the consideration for the transfer of 100% of the Mineral Rights, is the amount of nine hundred thousand Dollars (US$900,000.00).

4.2	Pursuant to sub-section 3.4.1 of the Option and Lease Agreement, the Deposits delivered to the Titleholder are the aggregate amount of US$XXXX. The balance of the Transfer Price to be paid to the Titleholder is therefore US$XXXXX.

FIFTH: REPRESENTATIONS AND WARRANTIES

5.1	The Titleholder hereby represents and warrants that:

a)	At the time of the signing this agreement, the Mineral Rights are in good standing, free from any liens, encumbrances, charges, and there is no legal or extra-judicial order or agreement that affects or limits their free transferability; that the License Fees (“Derecho de Vigencia”) have been duly paid, having the Titleholder complied with all formal obligations applicable to the Mineral Rights under the General Mining Act. and other applicable laws.

b)	That in the ordinary course of business relating to the Mineral Rights or during the exploration and/or exploitation activities carried out before the execution of the Option and Lease Agreement, the Titleholder has not infringed any law, regulation or permit relating to activities as concession holder, nor infringed any environmental law or the health safety regulation applicable to the Mineral Rights.

c)	That during the term of the Option and Lease Agreement, the Titleholder has not agreed, permitted or disposed under any title, by action or inaction, the constitution or maintenance of any creditor, legal or extra-judicial order, lien, encumbrance or any other real or personal right over the Mineral Rights, or over any part of them, that may affect the Mineral Rights or this agreement; and has not carried on activities of any kind in the Mineral Rights, or has compromised the validity, existence or title to the Mineral Rights.

d)	That it will defend and hold the Optionee harmless of any responsibility or obligation, lost, costs, expenses, damages and demands, including, without limitation, damages to third persons, damages to property, reclamation costs of damages caused to the environment and third parties that may result from the activities carried out by the Titleholder prior to the execution of the Option and Lease Agreement.

e)	At the time of signing this Agreement and/or executing its obligations under this Agreement, the Titleholder does not violate, infringe and/or breaches any other agreement, contract or obligation with third persons and that it has disposed of, transferred or institute any lien or encumbrance over the Mineral Rights and that no offer, counteroffer or negotiation with third parties has concluded in a contract pursuant to Articles 1359 and 1376 of the Civil Code.

f)	That the Titleholder hereby agrees with the execution and performance under the Option and Lease Agreement and with the terms hereof.

5.2	The Optionee hereby represents and warrants that it is a branch duly established under the laws of Peru and that has full power and authority to execute this Agreement.

SIXTH: OTHER PROVISIONS

6.1	Applicable Law

The Parties hereby agree to be bound by the terms and conditions of this Agreement and, if needed, by the provisions of the General Mining Act and the Civil Code.

6.2	Notices

All notices, offers, summons, petitions, and communications in general (“Notice”) between the Parties in connection with this Agreement shall be in writing, delivered to the addresses specified below, and considered effective on the date of reception, receipt acknowledged, or on the date of delivery via notary. If not received on a business day, the notice shall be considered received the following business day. Any change of address, telephone, or facsimile shall be communicated to the other Party via notary or with acknowledgement of receipt five days prior thereto, otherwise any Notice addressed to the former address shall be deemed delivered.

a)	OPTIONEE:	BEAR CREEK MINING COMPANY SUCURSAL DEL PERÚ
		Address:	Calle Monteflor No. 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33 — Perú
		Telephone: Facsimile:	(51 1) 3725765 (51 1) 3728070
b)	TITLEHOLDER:	FELIX FAUSTINO ELÍAS FARFÁN RAQUEL AMALIA VERA TORRES
		Address:	Laureano Martinez 134 San Miguel, Lima 32.

6.3	Expenditures

The Optionee shall bear the cost of all the notarial and registration fees required to formalize this agreement into a public deed and to have it registered with the Public Registry.

Mr. Notary: Please add the legal introduction and conclusion, inserting the Notice of exercise of the Option, hereto and file notice to the Public Mining Register for registration of this document. Signed in two identical counterparts in Lima, on the XXXX day of XXXXX, XXXX.

BEAR CREEK MINING COMPANY, SUCURSAL DEL PERU

By:_____________________________
Position: General Manager

FELIX FAUSTINO ELIAS FARFÁN

____________________________________

RAQUEL AMALIA VERA TORRES

____________________________________